Exhibit 5

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

May 4, 2012

Crescent Financial Bancshares, Inc.
3600 Glenwood Avenue, Suite 300
Raleigh, North Carolina 27612

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Crescent Financial Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering 24,900 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) to be sold from time to time on a delayed basis by certain securityholders of the Company, all as more fully described in the Registration Statement. All capitalized terms not otherwise defined herein have the meanings set forth in the Registration Statement.

The Preferred Stock was issued pursuant to a Letter Agreement, dated as of January 9, 2009, and the related Securities Purchase Agreement – Standard Terms (collectively, the “Securities Purchase Agreement”), between the Company’s predecessor, Crescent Financial Corporation, a North Carolina corporation (“Crescent”), and the United States Department of the Treasury (“Treasury”). On November 15, 2011, in connection with a reincorporation of Crescent, the Company, Crescent and Treasury entered into a letter agreement pursuant to which the Company assumed Crescent’s covenants, agreements, and conditions under the Securities Purchase Agreement. The securities covered by the Registration Statement also include depositary shares (the “Depositary Shares”) representing fractional interests in the Preferred Stock, which may be resold in lieu of whole shares of Preferred Stock in the event Treasury requests that the Company deposit the Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the terms of the Securities Purchase Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and certificates and statements of appropriate representatives of the Company.

Based on the foregoing, we are of the opinion that:

1. The Preferred Stock has been duly authorized, validly issued and is fully paid and non-assessable.

2. With respect to any Depositary Shares that may be issued, when: (a) the related deposit agreement has been duly authorized and validly executed and delivered by the Company and by an entity appointed as depositary (the “Depositary”) by the Company deemed acceptable to Treasury in accordance with the Securities Purchase Agreement and meeting the qualifications stated in the related deposit agreement; (b) the terms of the Depositary Shares and of the issuance and sale thereof have been established so as to not violate any applicable law or the Company’s certificate of incorporation or bylaws, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; (c) the related shares of Preferred Stock have been deposited with the Depositary; and (d) the depositary receipts representing the Depositary Shares have been duly executed, authenticated, countersigned, registered and issued, sold and delivered in the manner and for the consideration stated in the applicable deposit agreement and the applicable definitive purchase, underwriting or similar agreement, upon payment of the consideration therefor provided for therein, the Depositary Shares will be validly issued, fully paid and non-assessable.

Crescent Financial Bancshares, Inc.

May 4, 2012

These opinions reflect only the application of the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Bryan Cave LLP